Exhibit 99.1

Investor Relations

Jeff Kupp

Microtune, Inc.

972-673-1610

ir@microtune.com

MICROTUNE ANNOUNCES PRELIMINARY FOURTH QUARTER AND YEAR 2006

FINANCIAL INFORMATION

Revenue increase of 21% year-over-year

PLANO, TX, FEBRUARY 8, 2007 –Microtune®, Inc. (NASDAQ: TUNE) today reported preliminary unaudited financial information for the quarter and year ended December 31, 2006.

Net revenue for the quarter ended December 31, 2006 was $16.6 million, an increase of 11% over net revenue of $15.0 million for the quarter ended December 31, 2005 and an 8% decrease compared to net revenue of $18.0 million for the quarter ended September 30, 2006. Net revenue for the year ended December 31, 2006 was $69.2 million, an increase of 21% over net revenue of $57.0 million for the year ended December 31, 2005.

The Company expects to make available its complete financial results in the second week of March 2007 with the filing of its 2006 Annual Report on Form 10-K. At this time, the Company expects that its fourth quarter 2006 GAAP loss per share will be between $0.06 and $0.07 and its GAAP loss per share for the year 2006 will be between $0.09 and $0.10. These fourth quarter and year 2006 amounts include estimated expenses for SFAS 123R stock-based compensation of $1.2 million and $5.8 million, respectively, and estimated professional fees for the stock option investigation and related restatement of $1.8 million and $3.3 million, respectively.

“We were pleased that our performance came within the guidance range projected last November,” said James A. Fontaine, Microtune President and CEO. “2006 proved to be a strong year – we achieved 21% year-over-year revenue growth and held gross margins at approximately 50%, while continuing to invest in our future with R&D and new design centers. We achieved solid silicon tuner revenue growth, and from 2005 to 2006, our silicon product revenue grew 27%, and our silicon tuner revenue, the core of our product line, grew 45%.”

Cash, cash equivalents and cash investments were $82.8 million at December 31, 2006, an increase of $0.4 million compared to the balance at September 30, 2006. Accounts receivable, net, was $6.5 million at December 31, 2006, a decrease of $1.1 million from the September 30, 2006 balance of $7.6 million. For the quarter ended December 31, 2006, days sales outstanding (DSOs) were 36 days.

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Gross margin percentage for the fourth quarter of 2006 is expected to be between 47% and 48%. For the year 2006, gross margin percentage is expected to be between 49% and 50%.

FINANCIAL OUTLOOK

Microtune provided the following financial guidance for the first quarter of 2007.

•	Net revenue is expected to be in the range of $18.0 to $19.0 million;

•	Gross margin percentage is expected to be in the range of 48% to 50%;

•	SFAS 123R stock-based compensation expense is expected to be in the range of $1.4 to $1.6 million;

•

Professional fees already incurred relative to the restatement completed in late January 2007, and ongoing legal expenses related to recently filed litigation, are expected to exceed $1.0 million, perhaps significantly, due to the uncertain nature of ongoing litigation. This amount also excludes any costs related to potential IRS Section 409A liabilities.

RECENT BUSINESS HIGHLIGHTS

•	Microtune unveiled a new lower-power, high-performance analog/digital TV tuner (MT2130) for portable devices, including notebook PCs, tuner sticks, portable TVs and other power-sensitive devices.

•	Microtune announced that the U.S. Patent and Trademark Office had confirmed the patentability of 163 claims in the Company’s pioneering silicon TV tuner technology patent.

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Microtune announced that its MicroTuner digital tuner chip is deployed in the new DVB-T-compliant head-ends of A2B Electronics AB, one of the major suppliers of cable- and digital-TV equipment in the Nordic countries.

•	Microtune announced that it has taken its second round of orders for its mobile TV tuners from LG Electronics, Inc. (LG) and is currently shipping product.

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Microtune announced that it has surpassed the significant milestone of shipping more than fifty-million MicroTuner™ chips, reconfirming the Company’s market position as a world-leading supplier of single-chip silicon TV tuners.

“Our critical goal in 2006 was to position Microtune for the opportunities in 2007 and 2008,” said Mr. Fontaine. “In moving into the new year, we are now focused on leveraging what we believe is a

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strong product and competitive position to strengthen our core cable and automotive business, to ramp new products with existing customers, to secure new design wins in our digital TV and mobile TV markets and to expand business opportunities in China. Beginning with Q1, we expect revenues to be in the range of $18.0 million to $19.0 million, a significant increase over the previous quarter and the first quarter of last year. Given the current environment, we have chosen to limit our guidance to one quarter. However, we expect 2007 to be another growth year for Microtune.”

CONFERENCE CALL TODAY

Microtune management will hold a conference call and webcast today, Thursday, February 8, 2007 at 5:00 p.m. ET (4:00 p.m. CT) to review the company’s preliminary fourth quarter 2006 and full-year 2006 financial information and to discuss its business outlook.

To participate in the call, interested parties may dial 212-519-0800 (the pass code is “EARNINGS”). Alternatively, interested parties may also listen to the conference call on the Internet by accessing the Company’s website: www.microtune.com. A replay of the call will be available until February 22, 2007 through an archived webcast at http://microtune.com and by telephone by dialing 402-530-7662.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 68 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

NEW PRODUCT ANNOUNCEMENTS

It is customary for Microtune to announce new products. The announcement of any new product should not be viewed as an indicator of Microtune revenues for any current or future reporting period. The markets for mobile television and ATSC/DVB-T digital television may not develop or may develop more slowly than currently anticipated. Even in the event that these markets do develop, there can be no assurance that Microtune’s products will be selected by manufacturers or that if selected, such manufacturers will continue to select Microtune’s products in the future.

DESIGN-WIN ANNOUNCEMENTS

It is customary for Microtune to announce design wins, as referenced in this release, and the announcement of these design wins, or any other design win, should not be viewed as an indicator of Microtune revenues for any current or future reporting period.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include, the

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Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels, control and budget expenses, protect proprietary technology and intellectual property, and successfully prosecute and defend any pending or future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected results. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K/A, subsequent Quarterly Reports on Form 10-Q/A and Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE

Microtune is a registered trademark of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Copyright © 2007 Microtune, Inc. All rights reserved.

Microtune, Inc.

ADDITIONAL FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
Net revenue	$16,572	$17,965	$19,170	$15,525	$14,972
Silicon	76%	77%	81%	75%	72%
Modules	24%	23%	19%	25%	28%

Net revenue by geography
North America	34%	35%	33%	37%	30%
Europe	19%	16%	15%	18%	19%
Asia Pacific	47%	49%	52%	45%	51%

Ten percent customers (net revenue)(1)
Scientific-Atlanta (a Cisco company)(2)	26%	25%	19%	23%	20%
Asuspower/Asustek (3)	20%	17%	18%	12%	16%
Arkian (4)			11%

Net revenue from top 10 customers (5)	81%	78%	81%	71%	75%

Net revenue contribution by market
Cable	69%	65%	62%	61%	57%
Digital TV (6)	8%	12%	19%	12%	7%
Automotive Electronics	21%	21%	17%	24%	23%
Other	2%	2%	2%	3%	13%

All financial information presented in this press release are estimates which may be subject to adjustment.

(1)	Data included only in instances where customers were 10% or greater of net revenue.

(2)	Cisco Systems, Inc. (Cisco) completed its acquisition of Scientific-Atlanta on February 27, 2006. Revenue generated from Cisco, excluding Scientific-Atlanta, in the fourth quarter of 2006 and for the year 2006 was approximately $0.1 million. Net revenue in the fourth quarter of 2005 and year 2005 excludes amounts attributed to Cisco.

(3)	Primarily for the benefit of ARRIS.

(4)	Primarily for the benefit of LG Electronics in the second quarter of 2006.

(5)	Includes respective manufacturing subcontractors.

(6)	Includes PC-TV and Mobile TV.

Microtune, Inc.

ADDITIONAL FINANCIAL INFORMATION

BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005
Cash and cash equivalents	$38,010	$19,602	$2,743	$4,119	$5,068
Short-term investments	44,750	62,773	80,968	76,781	77,120

Total cash and investments	$82,760	$82,375	$83,711	$80,900	$82,188

Accounts receivable, net	$6,540	$7,637	$7,555	$7,047	$5,911

Days sales outstanding (DSO)	36	38	35	41	36

Total employees	204	200	185	181	178

All financial information presented in this press release are estimates which may be subject to adjustment.